Exhibit 4.4


$____________________                7667 Equitable Drive, Suite 101
                                     Eden Prairie, MN
                                     December 30, 1999

                                 PROMISSORY NOTE

         Inter-Con/PC, Inc. promises to pay to the order of _____________ the sum of $ ( _____________ dollars) a rate of two points above prime. This note is convertible to the common shares of stock of Inter-Con/PC, Inc. at the rate of $___(___cent) per share at the option of _____________ . The conversion price @___ per share if converted equals to ___ shares of common stock that would be issued to _____________ . This note is due on _____________ and interest is payable monthly.

         Furthermore Inter-Con/PC, Inc. will issue a warrant to _____________ for _____________ Shares @ $ ____ per share. The warrant will be exercisable for ___ years expiring on _____________.

         The principal of this note may be repaid in whole or in part at any time from time to time without premium or penalty. At any time, the Payee may declare the Principal Balance hereof immediately due and payable.

         The Maker hereby waives presentment demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with the delivery, acceptance or performance of, or default under this Note. This note shall be governed by and construed and enforced in accordance with the Laws of the State of (Minnesota), without regard to the principles of such state regarding conflicts of laws.

                                        Inter-Con/PC, Inc.

                                        By: _________________________
                                                 Michael P. Ferderer
                                                 Its: CEO

Sworn and subscribed to before me
This _____ day of December, 1999

___________________________
         Notary Public

Money received by wire transfer to Firstel Federal Credit Union on ___ December 1999 at ___________AM / PM.



                                       _____________________________
                                       Michael P. Ferderer